PokerTek Reports Third Quarter 2008 Financial Results;
Q3 Revenues Climb Nearly 300%;
Bottom Line Improves 57%

MATTHEWS, NC - October 29, 2008—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the third quarter ended September 30, 2008.

Third Quarter and Year-to Date 2008 Operating Highlights

•	Revenues increased 299% for the quarter and 339% year-to-date
•	Operating expenses declined $1.1 million from the third quarter of 2007
•	Net Loss improved 57% for the quarter and 39% year-to-date
•	EBITDAS, a non-GAAP financial measure improved 85% for the quarter and 67% year-to-date
•	Earnings Per Share improved 57% for the quarter and 42% year-to-date
•	Sold 331 Heads Up Challenge units for the quarter and 871 year-to-date
•	PokerPro table count increased to 272 from 131 at September 30, 2007.

Recent Announcements and Events

•	Entered regulatory field trials and opened automated poker rooms using PokerPro at:
•	The Excalibur Hotel & Casino in Nevada
•	Horseshoe Casino Chicagoland in Indiana
•	French Lick Resort Casino in Indiana
•	Ameristar Casino Council Bluffs in Iowa
•	Secured seven Certified Australian Innovation Patents
•	Settled patent infringement lawsuit
•	Entered into a credit facility with Silicon Valley Bank

Revenue

Consolidated revenues for the third quarter of 2008 were $4.3 million, an increase of 299% from the comparable period of 2007, and an increase of 12% sequentially when compared to the second quarter of 2008. For the first nine months of 2008, consolidated revenues were $11.3 million, an increase of 339% from the comparable period of 2007. Revenue growth was driven by strong performance in both the casino and amusement product lines.

Revenue from recurring license and service fees from PokerPro systems totaled $1.5 million for the third quarter, an increase of 145% from the third quarter of 2007. For the first nine months of 2008, recurring revenues were $4.5 million, an increase of 158% from the comparable period of 2007. This growth from prior year periods was primarily driven by growth in the number of PokerPro systems deployed in casinos in the United States, Canada and on cruise ships.

Product sales totaled $2.8 million for the third quarter, an increase of 509% from the third quarter of 2007. For the first nine months of 2008, product sales were $6.9 million, an increase of 706% from the comparable period of 2007.

The growth in product sales was directly attributable to the successful launch of Heads-Up Challenge and increased international sales of casino products. Sales of Heads-Up Challenge contributed $1.5 million for the third quarter and $3.9 million for the first nine months of 2008. Sales of casino products, primarily to Aristocrat International Pty., PokerTek’s international distributor, grew 196% to $1.3 million on a quarterly basis and 258% to $3.0 million for the first nine months of 2008 on strong European demand.

Operating Expenses

Consolidated operating expenses, including non-cash depreciation and share-based compensation, were $3.8 million for the quarter ended September 30, 2008, a decrease of $1.1 million, or 23% from the third quarter of 2007. For the first nine months, operating expenses were $11.9 million, essentially flat when compared to the first nine months of 2007.

As a percent of total revenue, operating expenses improved to 89% of revenue for the third quarter of 2008, as compared to 461% in the third quarter of 2007. Improvements in operating expenses were directly attributable to the rapid growth in casino and amusement revenues combined with management initiatives to reduce operating expenses.

Operating Results

Net loss per common share was $(0.16) for the third quarter and $(0.53) for the first nine months of 2008, an improvement of 57% from the third quarter of 2007 and 42% from the first nine months of 2007.

EBITDAS, a non-GAAP financial measure, was $(0.5) million for the third quarter and $(2.6) million for the first nine months of 2008. EBITDAS improved 85% from $(3.5) million from the third quarter of 2007 and 67% from $(8.0) million from the first nine months of 2007.

Management Comments

“We’re pleased with our third quarter results,” said Chris Halligan, PokerTek’s CEO. “This is a challenging business environment to say the least; however we continued to grow our revenues, manage our costs and achieve several major milestones during the quarter. We are particularly proud of our field trial installation at the Excalibur Hotel and Casino in Las Vegas, Nevada where we’ve installed 12 tables. As the industry leader in automated poker, we are optimistic about the future.”

Mark Roberson, PokerTek’s CFO, added “In addition to delivering significant revenue growth and expense reductions, we’re also pleased to have settled our litigation with Lightning Gaming, Inc. The settlement was achieved without any material impact on the Company’s financial position and we are now able to fully focus our attention and resources on managing the business.”

Conference Call

PokerTek will host a conference call to discuss its third quarter 2008 results on Wednesday October 29, 2008 at 5:00 p.m. Eastern Daylight Time. Interested parties may listen to and participate in the conference call by dialing (888) 713-4213 (U.S./Canada) or (617) 213-4865 (Other) and entering passcode 73880620. The conference call will be webcast simultaneously through a link on our website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 42514975. A replay of the conference call will also be made available for one year on our website, www.pokertek.com, under the heading “Investors.”

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net loss to exclude income taxes, interest expense, and depreciation and amortization, EBITDAS also excludes noncash charges and share-based compensation expense.   EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally by PokerTek’s management to make strategic decisions, including evaluating the company’s operating performance and for making spending decisions. Accordingly, management believes that disclosure of this metric offers investors, lenders and other stakeholders with an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s results of operations. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in PokerTek’s underlying performance.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company’s performance.  A reconciliation GAAP net loss to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK), headquartered in Matthews, NC, develops and markets products for the casino and amusement industries. PokerTek developed PokerPro® automated poker tables and related software applications to increase casino revenue, reduce expenses, and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free. Heads-Up Challenge™ is a two-player table that allows bar and restaurant patrons to compete head-to-head in various games for amusement purposes. Heads-Up Challenge increases earnings for game operators and provides patrons unique and challenging on-site entertainment. Both products are installed worldwide.

For more information, please visit the company's website at www.pokertek.com or contact Mark Roberson at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, amendment or termination of our loans with Silicon Valley Bank, competitive pressures, general economic and political conditions, such as political instability, credit market uncertainty, inflationary pressures from higher energy and fuel costs and the rate of economic growth or decline in our principal geographic markets, each of which may be amplified by recent disruptions in the U.S. and global financial markets, the possible effect of anti-dilution provisions in our outstanding warrants, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
License and service fees	$1,521,341	$621,413	$4,463,280	$1,731,515
Product sales	2,772,144	455,439	6,871,791	852,609
Total revenues	4,293,485	1,076,852	11,335,071	2,584,124

Costs and operating expenses:
Cost of product sales	2,088,570	379,715	5,042,443	697,167
Selling, general and administrative	2,388,991	3,257,939	7,424,299	7,181,482
Research and development	716,363	1,144,586	2,435,596	3,274,665
Depreciation	726,870	563,477	2,053,433	1,396,728
Total costs and operating expenses	5,920,794	5,345,717	16,955,771	12,550,042

Operating loss	(1,627,309)	(4,268,865)	(5,620,700)	(9,965,918)

Interest income (expense), net	(50,576)	178,909	(24,078)	438,163

Net loss before income taxes	(1,677,885)	(4,089,956)	(5,644,778)	(9,527,755)

Income tax provision	(75,150)	-	(198,623)	-

Net loss	$(1,753,035)	$(4,089,956)	$(5,843,401)	$(9,527,755)

Net loss per common share - basic and diluted	$(0.16)	$(0.37)	$(0.53)	$(0.92)

Weighted average common shares outstanding - basic and diluted	10,934,464	10,920,257	10,934,464	10,304,001

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

Assets	September 30, 2008 (unaudited)	December 31, 2007
Current assets:
Cash and cash equivalents	$2,534,767	$1,229,980
Short-term investments	-	5,950,000
Accounts receivable, net	2,015,634	968,536
Inventory	3,156,898	2,642,481
Prepaid expenses and other assets	261,924	331,199
Total current assets	7,969,223	11,122,196

Other assets:
PokerPro systems, net	4,188,076	4,991,634
Property and equipment, net	625,943	605,046
Long-term investments	3,580,975	-
Other assets	553,413	377,029

Total assets	$16,917,630	$17,095,905

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,756,302	$1,465,202
Accrued liabilities	1,272,046	964,173
Short-term debt	2,463,143	-
Total current liabilities	5,491,491	2,429,375

Long-term debt	2,029,850	-

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value per share; authorized 5,000,000, none issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 10,934,464 shares at September 30, 2008 and December 31, 2007	-	-
Additional paid-in capital	42,245,405	41,353,220
Accumulated deficit	(32,530,091)	(26,686,690)
Accumulated other comprehensive loss	(319,025)	-
Total shareholders' equity	9,396,289	14,666,530

Total liabilities and shareholders' equity	$16,917,630	$17,095,905

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,843,401)	$(9,527,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,053,433	1,396,728
Share-based compensation expense	892,185	588,036
Provision for accounts and other receivables	11,485	47,129
Changes in assets and liabilities:
Accounts and other receivables	(1,058,583)	(280,232)
Prepaid expenses and other assets	(107,109)	(6,891)
Inventory	(514,417)	(236,317)
PokerPro systems	(1,099,155)	(2,920,870)
Accounts payable and accrued expenses	598,972	433,541
Net cash used in operating activities	(5,066,590)	(10,506,631)
Cash flows from investing activities:
Purchases of property and equipment	(119,583)	(321,607)
Sale of investments	2,050,000	23,850,000
Purchase of investments	-	(25,200,000)
Net cash provided by (used in) investing activities	1,930,417	(1,671,607)
Cash flows from financing activities:
Proceeds from long-term debt	2,000,000	-
Proceeds from short-term debt	2,620,086	-
Repayments of short-term debt	(173,641)
Proceeds from issuance of common stock, net of expenses	-	12,512,261
Proceeds from common stock options exercised	-	65,271
Repayments of capital lease	(5,485)	-
Net cash provided by financing activities	4,440,960	12,577,532
Net increase in cash and cash equivalents	1,304,787	399,294
Cash and cash equivalents, beginning of period	1,229,980	1,803,501
Cash and cash equivalents, end of period	$2,534,767	$2,202,795

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$194,811	$2,811
Income taxes	178,055	-

Non-cash transaction:
Capital lease obligation	$52,034	$-

POKERTEK, INC.
Reconciliation of EBITDAS to Net Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net loss, as reported	$(1,753,035)	$(4,089,956)	$(5,843,401)	$(9,527,755)
Interest income (expense), net	50,576	(178,909)	24,078	(438,163)
Income tax provision	75,150	-	198,623	-
Other taxes	3,132	5,292	43,198	22,613
Depreciation	726,870	563,477	2,053,433	1,396,728
Stock-based compensation expense	368,553	224,955	892,185	588,036
EBITDAS(1)	$(528,754)	$(3,475,141)	$(2,631,884)	$(7,958,541)

(1) EBITDAS is defined as net loss before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.